Exhibit 23.1

The accompanying financial statements give effect to a 1-for-2 reverse split of the Class A and Class B common stock of Kura Sushi USA, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-2 reverse split of the Class A and Class B common stock of Kura Sushi USA, Inc. described in Note 1 to the financial statements and, assuming that from July 3, 2019 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Los Angeles, California

July 22, 2019

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 No. 333-232551 of our report dated April 5, 2019 (July 3, 2019, as to the effects of the restatement discussed in Note 9, and July     , 2019, as to the effects of the reverse stock split described in Note 1) relating to the financial statements of Kura Sushi, USA. Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

Los Angeles, California

July     , 2019